Exhibit 99.2

FOR IMMEDIATE RELEASE

SBA Announces Pricing of $750 Million of 4.0% Senior Notes Due 2022

Boca Raton, Florida, September 28, 2017

SBA Communications Corporation (NASDAQ: SBAC) (“SBA”) announced today that it has priced an offering of $750 million aggregate principal amount of senior notes due 2022 (the “Notes”), which was upsized from the previously announced $500 million. SBA expects the closing of the Notes to occur on October 13, 2017. The Notes will have an interest rate of 4.0% and will be issued at a price of 100% of their face value.

SBA intends to use the net proceeds from the offering to repay amounts outstanding under its Revolving Credit Facility under its Senior Credit Agreement. All remaining net proceeds will be used for general corporate purposes.

The Notes will be offered in the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable securities laws of any other jurisdiction. SBA has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) pursuant to which SBA will either offer to exchange the Notes for substantially similar registered notes or register the resale of the Notes. This press release does not and will not constitute an offer to sell any of the Notes or the solicitation of an offer to buy any of the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. SBA’s primary focus is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements regarding the offering of the Notes and the intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in SBA’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in SBA’s SEC filings, including SBA’s Annual Report on Form 10-K filed with the SEC. SBA wishes to caution readers that certain important factors may have affected and could in the future affect SBA’s actual results and could cause SBA’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of SBA, including the risk that the offering of the Notes cannot be successfully completed. SBA undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Corporate Communications

561-226-9431

Source: SBA Communications Corporation